EXHIBIT 99.1

Contact:	Michael Burnett
Senior Vice President, Treasurer
480-627-2785
FOR IMMEDIATE RELEASE
ALLIED WASTE REPORTS FIRST QUARTER 2006 RESULTS
— Record Internal Revenue Growth of 7.7% is Driven by Strong Price and Volume —
— Net Income Increases Despite Rise in Fuel Costs —
— Q1 2006 EPS Increases to $0.08 from $0.05 in 2005 —
Scottsdale, AZ – May 2, 2006 – Allied Waste Industries, Inc. (NYSE: AW), a leading waste services company, today reported financial results for the first quarter ended March 31, 2006. Allied Waste highlighted the following information from its reported financial results:
➢	Diluted earnings per share increased to $0.08 compared to $0.05 for the first quarter 2005;

➢	Internal revenue growth increased 7.7% over the prior year, driven by average price increases of 5.5% and average volume increases of 2.2%;

➢	Operating income increased to $209 million compared to $203 million for the first quarter 2005;

➢	Operating income before depreciation and amortization* increased to $350 million compared to $337 million for the first quarter 2005; and

➢	Cash flow from operations increased to $172 million compared to $87 million for the first quarter 2005.
“Allied Waste’s performance in the first quarter demonstrated the continued success of our pricing initiatives, steady volume growth and progress in executing operations effectiveness programs,” said John Zillmer, Chairman and Chief Executive Officer. “With the results from the first quarter exceeding our internal projections, we continue to be confident in our full year outlook for 2006.”
Revenue for the first quarter ended March 31, 2006 increased by $97 million, or 7.3%, to $1.439 billion from $1.341 billion in the first quarter 2005. The increase in revenue resulted from internal growth of 7.7% reflecting increases in all core lines of business. Core internal revenue growth was comprised of a $69 million, or 5.5%, increase in same store average unit price, which includes a 2.5% increase associated with a fuel recovery fee, and a $27 million, or 2.2%, increase in same-store volumes. Non-core revenue decreased by approximately $1 million, primarily due to an $8 million decrease in recycling revenue offset by a $7 million increase in other revenue.
Operating income for the first quarter 2006 increased to $209 million from $203 million for the first quarter 2005 and operating income before depreciation and amortization* increased to $350 million, from $337 million in the first quarter of 2005. The increase in operating income was driven primarily by price and volume increases that more than compensated for:
•	cost inflation, including a $17.6 million increase in diesel fuel costs;

•	increases in subcontractor costs associated with growth in the national accounts business; and

•	organization development costs including investments in supply chain and market sales strategy development.
Net income for the first quarter increased to $41 million, or $0.08 per share from $25 million, or $0.05 per share, due to improved operating results and lower interest expense offset by increased income tax provision.

Cash flow from operations in the first quarter 2006 increased to $172 million from $87 million in the first quarter 2005. The increase in cash flow from operations was driven primarily by the increase in pre-tax income. During the first quarter 2006, free cash flow* resulted in a net use of $91 million, comparable to the $91 million net use of cash in the first quarter 2005. The net use of cash in 2006 compared to 2005 was comprised of significantly higher cash flow from operations plus a decline in the use of cash from working capital changes, offset by significantly higher capital expenditures. The increase in capital expenditures in 2006 compared to 2005 was due to the capital reinvestment program for 2006 being more heavily weighted toward expenditures in the first half of the year compared to 2005. Total capital expenditures for the first quarter 2006 were $196 million compared to $86 million in the first quarter 2005.
Conference Call to be Held Today at 5:00 p.m. ET
Allied Waste will host a conference call related to the first quarter results on Tuesday, May 2nd at 5:00 p.m. ET. The call will be broadcast live over the Internet on the Company’s website: www.alliedwaste.com. A replay of the call will be available on the site after the call. In addition, the Company has filed supplemental data on Form 8-K that is accessible on the Company’s website or through the SEC EDGAR System.
About Allied Waste Industries
Allied Waste Industries, Inc., a leading waste services company, provides collection, recycling and disposal services to residential, commercial and industrial customers in the United States and Puerto Rico. As of March 31, 2006, the Company operated a network of 305 collection companies, 163 transfer stations, 169 active landfills and 57 recycling facilities in 37 states and Puerto Rico.
*Information Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with generally accepted accounting principles (GAAP), the Company also discloses operating income before depreciation and amortization and free cash flow, which are non-GAAP measures. We believe that our presentation of operating income before depreciation and amortization is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses are non-cash and primarily represent the allocation of costs associated with long-lived assets acquired or constructed in prior years. Management uses operating income before depreciation and amortization to evaluate the operations of its geographic operating regions. Following is a reconciliation of operating income before depreciation and amortization to operating income:

	For the Three Months Ended March 31,
($ in millions)	2006	2005
Operating income before depreciation and amortization	$350.0	$336.5
Less: Depreciation and amortization	141.4	133.3

Operating income	$208.6	$203.2

Free cash flow is defined as cash flow from operations, including the impact of the change in disbursements account, which is reflected in financing activities, less capital expenditures, plus proceeds from fixed asset sales. Management believes the presentation of free cash flow is useful to investors because it allows them to better assess and understand the Company’s ability to meet debt service requirements and the amount of recurring cash generated from operations after expenditures for fixed assets. Free cash flow does not represent the Company’s residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other required expenditures that are not deducted from free cash flow. Free cash flow does not capture debt repayment and/or the receipt of proceeds from the issuance of debt. We use free cash flow as a measure of recurring operating cash flow. The most directly comparable GAAP measure to free cash flow is cash provided by operating activities.

Following is a reconciliation of free cash flow to cash provided by operating activities:

	For the Three Months Ended March 31,
($ in millions)	2006	2005
Free cash flow	$(90.8)	$(90.5)
Add: Capital expenditures	196.4	85.5
Less: Change in disbursement account	70.1	95.0
Less: Proceeds from sale of fixed assets	(3.9)	(3.3)

Cash provided by operating activities	$171.8	$86.7

Allied does not intend for these non-GAAP financial measures to be considered in isolation or as a substitute for GAAP measures. Other companies may define these measures differently.
Safe Harbor for Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “outlook,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in these forward looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Forward looking statements in this press release include, among others, statements regarding the continued success of our pricing initiatives, continued volume growth, continued progress in executing operations effectiveness programs, our ability to continue to exceed our internal projections, our ability to meet our full year outlook for 2006, and our prospects for 2006 and beyond.
These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially including, without limitation: (1) weakness in the U.S. economy may cause a decline in the demand for the Company’s services (particularly in the commercial and industrial sectors), a decline in the price of commodities sold by us, increased competitive pressure on pricing and generally make it more difficult for us to predict economic trends; (2) we may be impeded in the successful integration of acquired businesses and our market development efforts, which may cause significant increases in our waste disposal expenses; (3) we may be unsuccessful in achieving greater aggregate revenues because our objectives for price increases, including fuel recovery fees, or revenue growth may not be attained; (4) potential increases in commodity, insurance, oil and fuel prices may make it more expensive to operate our business; (5) a change in interest rates or a reduction in the Company’s cash flow could impair our ability to service and reduce our debt obligations; (6) price increases may not be adequate to offset the impact of inflation on our costs; (7) volatility in interest rates may, among other things, affect earnings due to our variable interest rate debt; (8) divestitures by us may not raise funds exceeding financing needed for future acquisitions or may not occur at all; (9) severe weather conditions could impair our operating results; (10) the covenants in our credit facilities and indentures may limit our ability to operate our business; (11) we could be unable to obtain required permits; (12) we may be unable to raise additional capital to meet our operational needs; (13) our ability to service and refinance our debt and operate our business because of our significant leverage; (14) increases in final capping, closure, post-closure, remediation and regulatory compliance costs could result in an increase in our operating costs; (15) we may be unable to obtain financial assurances, including if our bonds are downgraded; (16) government regulations may increase the cost of doing business; (17) potential liabilities, including the outcome of litigation brought by government agencies, liabilities associated with our acquisitions and hazardous substance and environmental liabilities could increase costs; (18) potential increases in our operating costs or disruption to our operations as a result of union initiated work stoppages; (19) risks associated with undisclosed liabilities of acquired businesses; (20) the effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities; (21) we may not be able to realize some or all anticipated net benefits associated with the best practice programs, the operations effectiveness programs, or from our market rationalization plan; (22) potential volatility resulting from impairment of the Company’s goodwill; (23) potential issues arising from changes in accounting estimates and judgments; and (24) the outcome of legal or tax proceedings.

Other factors which could materially affect such forward-looking statements can be found in the Company’s periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in Item 1A – Risk Factors in Allied’s Form 10-K for the year ended December 31, 2005. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in millions, except per share data and percentages)
(unaudited)

	For the Three		For the Three
	Months Ended	% of	Months Ended	% of
	March 31, 2006	Revenues	March 31, 2005	Revenues
Revenue	$1,438.7	100.0%	$1,341.3	100.0%
Cost of operations	943.3	65.6%	874.9	65.2%
Selling, general and administrative expenses	145.4	10.1%	129.9	9.7%
Depreciation and amortization	141.4	9.8%	133.3	9.9%

Operating income	208.6	14.5%	203.2	15.2%
Interest expense and other (A)	132.7	9.2%	203.6	15.2%

Income (loss) before income taxes	75.9	5.3%	(0.4)	(0.0)%
Income tax expense (benefit) (B).	35.1	2.4%	(25.4)	(1.9)%
Minority interest	(0.4)	(0.0)%	0.3	0.0%

Net income	41.2	2.9%	24.7	1.9%
Dividends on Series C Preferred Stock	(5.4)	(0.4)%	(5.4)	(0.4)%
Dividends on Series D Preferred Stock	(9.3)	(0.7)%	(2.3)	(0.2)%

Net income available to common shareholders	$26.5	1.8%	$17.0	1.3%

Weighted average common and common equivalent shares	333.5		322.8

Diluted income per share	$0.08		$0.05

Operating income before depreciation and amortization (C)	$350.0	24.3%	$336.5	25.1%

(A)	For 2005, interest expense and other includes $62.8 million related to the write-off of deferred financing costs and premiums paid in conjunction with the early repayment of debt.

(B)	For 2005, income tax benefit includes a $27.0 million benefit related to the then pending sale of certain operations.

(C)	Operating income before depreciation and amortization, a non-GAAP measure, is reconciled to operating income in the press release attached as Exhibit 99.1.